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                                                                EXHIBIT 23.2

               CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS


The Board of Directors
Inland Real Estate Corporation:

     We consent to the use of our report dated March 11, 2004, except as to Notes 7 and 13, which are as of July 30, 2004, with respect to the consolidated balance sheets of Inland Real Estate Corporation as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Independent Registered Public Accountants" in the Prospectus. Our report refers to a change in accounting for intangible assets in 2002.

KPMG LLP
Chicago, Illinois
July 30, 2004